Exhibit 99.1

alpha-En Corporation Announces Joint Research Program with Mercedes-Benz Research and Development North America & Princeton University

YONKERS, N.Y. August 29, 2017 – alpha-En Corporation (OTC: ALPE), an innovative clean technology company that has developed a patent pending process to produce high purity thin film lithium metal anodes and associated products at room temperature, announced today the commencement of a joint research program with Mercedes-Benz Research and Development North America and Princeton University. This joint research program’s investigation of alpha-En’s pure lithium metal thin films in advanced battery systems will be conducted at Princeton University under the direction of Daniel Steingart, Associate Professor of Mechanical and Aerospace Engineering at the Andlinger Center for Energy and the Environment.

The purpose of this program is for all parties to work together using alpha-En’s highly pure lithium metal Nano-rods to investigate the potential of certain next-generation battery technologies with the purpose of improving cell performance and battery production for electric vehicle and consumer product applications.

“We are very pleased and proud to be part of this joint research program with one of the world’s leading luxury automobile manufacturers at one of the most preeminent University and research institutions in the world,” said alpha-En Founder and Executive Chairman Jerome Feldman. “Lithium metal batteries have long been considered the Holy Grail of energy storage.”

“As a developing materials company, we are fortunate to be able to leverage the expertise of leading electrochemical researchers in industry as well as academia. It is a pleasure to expand our existing relationship with Daniel Steingart and Princeton to include Mercedes-Benz, creating this unique research group,” said Emilie Bodoin, alpha-En’s Managing Director of Business Development.

About alpha-En Corporation

alpha-En Corporation (OTC: ALPE) is an innovative clean technology company focused on enabling next generation battery technologies by developing and bringing to market high purity lithium metal and associated products produced in a cost effective and environmentally sustainable manner. For more information, please visit http://alpha-encorp.com.

Corporate Contact

Thomas Suppanz, Managing Director/Finance
tsuppanz@alpha-encorp.com
914 418 2000

Mike Mason

DresnerAllenCaron
mmason@dresnerallencaron.com
212 691 8087